Exhibit 99.1

ION reports third quarter 2021 revenues of $44 million, an increase of 125% sequentially, driven by successful execution of 3D strategy amid gradual market recovery

HOUSTON – November 3, 2021 – ION Geophysical Corporation (NYSE: IO) today reported revenues of $44.4 million in the third quarter 2021, a 125% increase compared to $19.7 million in the second quarter 2021 and a 173% increase compared to $16.2 million one year ago.

Net loss attributable to ION in the third quarter 2021 was $0.5 million, or a loss of $0.02 per share, compared to $16.6 million, or a loss of $1.16 per share in the third quarter 2020. Excluding special items in both periods, the Company reported an Adjusted net income (loss) attributable to ION in the third quarter 2021 of $1.5 million, or $0.05 per share, compared to $(16.5) million, or $(1.16) per share in the third quarter 2020. The Company reported Adjusted EBITDA of $22.0 million for the third quarter 2021, compared to $0.1 million in the second quarter 2021 and $(6.6) million one year ago. Reconciliations of special items to the reported financial results and Adjusted EBITDA to the closest comparable GAAP numbers can be found in the tables of this press release.

Year-to-date revenues were $78.1 million, an 18% decrease compared to $95.4 million one year ago. While the revenues generated in the third quarter 2021 significantly increased compared to the third quarter 2020, the increase was not enough to offset a one-time significant data library sale during the first quarter 2020. Net loss attributable to ION was $31.2 million in the first nine months of 2021, or a loss of $1.33 per share, compared to $24.1 million, or a loss of $1.69 per share in the first nine months of 2020. Excluding special items in both periods, Adjusted net loss attributable to ION in the first nine months of 2021 was $24.6 million, or a loss of $1.04 per share, compared to $23.9 million, or a loss of $1.68 per share in the first nine months of 2020. The Company reported Adjusted EBITDA of $15.5 million in the first nine months of 2021 compared to $16.5 million in the first nine months of 2020.

At September 30, 2021, our backlog was $12.0 million. The sequential decline in our backlog resulted from revenues recognized as the second phase of our Mid North Sea High 3D multi-client program in the North Sea wrapped up this quarter. We anticipate that most of our backlog will be recognized as revenue during the next two quarters, providing momentum heading into the fourth quarter of 2021.

“Our third quarter results improved considerably, largely due to the successful execution of our 3D strategy,” said Chris Usher, ION’s President and CEO. “Even in a challenging environment, our multi-client market share increased by approximately 50% primarily by launching new 3D programs. Through exposure to larger scale 3D earnings potential, we delivered a 125% sequential increase in revenue and $22 million of Adjusted EBITDA. Our team successfully completed the second, much larger phase of Mid North Sea High and launched a third extension that is expected to conclude mid-November. In addition, we experienced strong sales of our newly reimaged 3D Picanha data offshore Brazil.

“In Operations Optimization, revenues continued improving during the third quarter. Our diversification strategy into ports and offshore logistics is gaining momentum with an increasing pipeline. We submitted our first multi-million-dollar country-scale digitalization proposals for the climate-smart digital infrastructure we are promoting with US government support for maritime detection, port management and illegal fishing. Regarding platform development, two new valuable, client-driven Marlin SmartPort™ modules were launched that drive automation and efficiency and we received a grant to advance port decarbonization.

“We continue diligent efforts to strengthen our financial position and right size the business. Our strategic alternatives process with Tudor Pickering, Holt & Co. is ongoing as we evaluate all options to improve liquidity and address our balance sheet. Our team has made great progress towards the approximately $16 million of annualized savings identified, executing nearly $9 million in short-term savings while progressing the remaining longer-term initiatives. Although some savings will be realized in the fourth quarter, we expect the majority of the short-term savings will take effect starting in early 2022."

“While the seismic market recovery remains uncertain, we expect momentum to continue into the fourth quarter due to conversion of existing backlog and a robust sales pipeline. In addition, demand for our offshore data and digitalization technologies is growing, empowering clients to operate more efficiently and sustainably. Our team continues to improve efficiency while focusing on strategic initiatives that have the potential to transform the business, and we're seeing significant traction and customer validation in both the 3D new acquisition multi-client opportunities and large-scale maritime digitalization solutions.”

At quarter close, the Company’s total liquidity of $35.0 million consisted of $24.1 million of cash (including net revolver borrowings of $19.4 million) and $10.9 million of remaining available borrowing capacity under the revolving credit facility, an increase compared to $32.8 million as of June 30, 2021. Whilst the strategic alternatives process continues, and total liquidity improved, the combination of weak first half revenues along with the near-term debt and other obligations has not ameliorated the going concern disclosed last quarter.

third quarter 2021

The Company’s segment revenues for the third quarter were as follows (in thousands):

	Three Months Ended
	September 30, 2021	June 30, 2021	% Change	September 30, 2020	% Change
E&P Technology & Services	$35,820	$11,704	206%	$10,093	255%
Operations Optimization	8,571	8,010	7%	6,141	40%
Total	$44,391	$19,714	125%	$16,234	173%

E&P Technology & Services segment revenues were $35.8 million for the third quarter 2021, compared to $11.7 million for the second quarter 2021 and $10.1 million for the third quarter 2020. Within E&P Technology & Services, multi-client revenues were $32.5 million, an increase of approximately 250% from second quarter 2021 and an increase of over 400% from third quarter 2020. The increase in multi-client revenues reflects sales of newly reimaged 3D data offshore Brazil and our 3D programs in the North Sea. Imaging and Reservoir Services revenues were $3.3 million, an increase of 36% from the second quarter 2021 and a decrease of 13% from the third quarter 2020. The sequential increase resulted from working through existing backlog. The third quarter 2021 decrease compared to third quarter 2020 is due to lower proprietary activity.

Operations Optimization segment revenues were $8.6 million for the third quarter 2021, compared to $8.0 million for the second quarter 2021 and $6.1 million for third quarter 2020. Within Operations Optimization, Optimization Software & Services revenues were $3.8 million, a 13% increase from second quarter 2021 primarily due to timing of software maintenance renewal and a 27% increase from third quarter 2020 due to increased seismic vessel activity offshore. Devices revenues were $4.8 million, a 3% increase from second quarter 2021 and a 55% increase from third quarter 2020 due to higher sales of towed streamer equipment spares.

Consolidated gross margin for the quarter was 50%, compared to 18% for the second quarter 2021 and 8% one year ago. Gross margin in E&P Technology & Services was 50% compared to 9% for the second quarter 2021 and (11)% one year ago, consistent with the increase in revenues during the period. Operations Optimization gross margin was 50%, compared to 33% for the second quarter 2021 and 39% one year ago. The increase in gross margin was due to increase in revenues.

Consolidated operating expenses were $15.5 million, an increase from $11.0 million in the second quarter 2021 and $12.5 million in the third quarter 2020 resulting from an increase in severance expense as well as higher professional fees related to the evaluation of strategic alternatives and, to a lesser extent, increase in commission expense.

Income tax expense was $3.6 million for the third quarter 2021 compared to $8.8 million for the second quarter 2021 and $1.1 million for the third quarter 2020. The sequential decrease is due to establishment of a non-cash valuation allowance of $7.7 million resulting from the Company’s going concern conclusion during the second quarter 2021 that was not repeated in the third quarter 2021. Excluding the valuation allowance, the Company’s income tax expense primarily relates to results generated by its non-U.S. businesses in Latin America.

YEAR-TO-DATE 2021

The Company’s segment revenues for the first nine months of the year were as follows (in thousands):

	Nine Months Ended September 30,
	2021	2020	% Change
E&P Technology & Services	$54,760	$71,833	(24)%
Operations Optimization	23,381	23,546	(1)%
Total	$78,141	$95,379	(18)%

E&P Technology & Services segment revenues were $54.8 million for the first nine months of 2021, compared to $71.8 million for first nine months of 2020. Within E&P Technology & Services, multi-client revenues were $45.4 million, a decrease of 24% from the first nine months of 2020. While the revenues generated during the third quarter 2021 significantly increased compared to the third quarter 2020, the increase was not enough to offset a one-time significant data library sale during the first quarter of 2020. Imaging and Reservoir Services revenues were $9.4 million, a decrease of 24% from first nine months of 2020, due to lower proprietary activity.

Operations Optimization segment revenues were $23.4 million for the first nine months of 2021 compared to $23.5 million for the first nine months of 2020. Within Operations Optimization, Optimization Software & Services revenues were $10.0 million, a decrease of 7% from the first nine months of 2020 primarily due to new sales and leases of our Gator command and control system that did not repeat during the first nine months of 2021. Devices revenues were $13.4 million, a 6% increase from first nine months of 2020 due to higher sales of towed streamer equipment spares.

Consolidated gross margin for the first nine months of 2021 was 34%, compared to 36% for the first nine months of 2020. Gross margin in E&P Technology & Services was 32% compared to 35% one year ago resulting from a significant 2D data library deal that closed during the first quarter of 2020 that was not repeated during the first nine months of 2021. Operations Optimization gross margin was 40% which is flat to one year ago.

Consolidated operating expenses were $37.6 million, decrease from $44.5 million in the first nine months of 2020 partially resulting from the goodwill impairment recognized in the first nine months of 2020 that was not repeated in 2021 and the reduction in compensation expense implemented during 2020. Excluding the impact of special items from both periods, the first nine months of 2021 adjusted operating expenses declined by 7%, or $35.6 million, compared to the adjusted operating expenses of $38.2 million one year ago. Operating margin was (14)%, compared to (11)% one year ago. The decline in operating margin was the result of the decline in revenues.

Income tax expense was $5.6 million for the first nine months of 2021, compared to $10.0 million for the first nine months of 2020. The income tax expense for the first nine months of 2021 and 2020 primarily relates to results generated by our non-U.S. businesses in Latin America.

CONFERENCE CALL

The Company has scheduled a conference call for Thursday, November 4, 2021, at 10:00 a.m. Eastern Time that will include a slide presentation to be posted in the Investor Relations section of the ION website by 9:00 a.m. Eastern Time. To participate in the conference call, dial (833) 362-0195 at least 10 minutes before the call begins and ask for the ION conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until November 18, 2021. To access the replay, dial (855) 859-2056 and use pass code 1139057.

Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting ir.iongeo.com. An archive of the webcast will be available shortly after the call on the Company’s website.

About ION

Leveraging innovative technologies, ION delivers powerful data-driven decision-making to offshore energy and maritime operations markets, enabling clients to optimize investments and results through access to our data, software and distinctive analytics. Learn more at iongeo.com.

Contact

Mike Morrison

Executive Vice President and Chief Financial Officer

+1.281.879.3615

The information herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include information and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the risks associated with the timing and development of ION Geophysical Corporation's products and services; pricing pressure; decreased demand; changes in oil prices; agreements made or adhered to by members of OPEC and other oil producing countries to maintain production levels; the COVID-19 pandemic; the ultimate benefits of our completed restructuring transactions; political, execution, regulatory, and currency risks; the outcome or changes, if any, of our consideration of various strategic alternatives; and the impact to our liquidity in the current uncertain macroeconomic environment. For additional information regarding these various risks and uncertainties, see our Form 10-K for the year ended December 31, 2020, filed on February 12, 2021. Additional risk factors, which could affect actual results, are disclosed by the Company in its filings with the Securities and Exchange Commission (SEC), including its Form 10-K, Form 10-Qs and Form 8-Ks filed during the year. The Company expressly disclaims any obligation to revise or update any forward-looking statements.

Tables to follow

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended			Nine Months Ended September 30,
	September 30, 2021	June 30, 2021	September 30, 2020	2021	2020
	(In thousands, except per share data)
Service revenues	$36,455	12,366	$10,202	$56,285	$73,234
Product revenues	7,936	7,348	6,032	21,856	22,145
Total net revenues	44,391	19,714	16,234	78,141	95,379
Cost of services	18,349	11,223	11,491	38,842	47,033
Cost of products	3,812	4,853	3,454	12,572	12,962
Impairment of multi-client data library	—	—	—	—	1,167
Gross profit	22,230	3,638	1,289	26,727	34,217
Operating expenses:
Research, development and engineering	3,156	3,382	2,899	9,485	9,943
Marketing and sales	3,142	3,179	2,811	9,080	8,888
General, administrative and other operating expenses	9,158	4,458	6,743	19,003	21,546
Impairment of goodwill	—	—	—	—	4,150
Total operating expenses	15,456	11,019	12,453	37,568	44,527
Income (loss) from operations	6,774	(7,381)	(11,164)	(10,841)	(10,310)
Interest expense, net	(2,736)	(3,299)	(3,669)	(9,297)	(10,304)
Other income (expense), net	(855)	(4,070)	(525)	(5,532)	6,675
Income (loss) before income taxes	3,183	(14,750)	(15,358)	(25,670)	(13,939)
Income tax expense	3,623	8,776	1,056	5,550	9,982
Net loss	(440)	(23,526)	(16,414)	(31,220)	(23,921)
Less: Net income (loss) attributable to noncontrolling interests	(13)	(60)	(193)	18	(168)
Net loss attributable to ION	$(453)	$(23,586)	$(16,607)	$(31,202)	$(24,089)
Net loss per share:
Basic and Diluted	$(0.02)	$(0.90)	$(1.16)	$(1.33)	$(1.69)
Weighted average number of common shares outstanding:
Basic and Diluted	28,590	26,198	14,278	23,546	14,255

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30,	December 31,
	2021	2020
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$24,143	$37,486
Accounts receivable, net	15,890	8,045
Unbilled receivables	17,541	11,262
Inventories, net	10,673	11,267
Prepaid expenses and other current assets	5,808	7,116
Total current assets	74,055	75,176
Property, plant and equipment, net	9,067	9,511
Multi-client data library, net	56,513	50,914
Goodwill	19,449	19,565
Right-of-use assets	29,896	35,501
Other assets	1,928	2,926
Total assets	$190,908	$193,593
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current maturities of long-term debt	$26,447	$143,731
Accounts payable	28,061	33,418
Accrued expenses	30,402	16,363
Accrued multi-client data library royalties	20,003	21,359
Deferred revenue	3,009	3,648
Current maturities of operating lease liabilities	8,263	7,570
Total current liabilities	116,185	226,089
Long-term debt, net of current maturities	107,379	—
Operating lease and other long-term liabilities, net of current maturities	32,509	38,594
Total liabilities	256,073	264,683
Commitment and contingencies
Deficit:
Common stock, $0.01 par value; authorized 100,000,000 shares; outstanding 28,627,268 and 14,333,101 shares at September 30, 2021 and December 31, 2020, respectively.	285	143
Preferred stock	—	—
Additional paid-in capital	995,821	958,584
Accumulated deficit	(1,042,718)	(1,011,516)
Accumulated other comprehensive loss	(19,772)	(19,913)
Total stockholders’ deficit	(66,384)	(72,702)
Noncontrolling interests	1,219	1,612
Total deficit	(65,165)	(71,090)
Total liabilities and deficit	$190,908	$193,593

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021		2020	2021		2020
Cash flows from operating activities:
Net loss	$(440)		$(16,414)	$(31,220)		$(23,921)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization (other than multi-client library)	897		1,088	3,277		2,936
Amortization of multi-client data library	13,251		3,973	21,970		16,674
Impairment of multi-client data library	—		—	—		1,167
Impairment of goodwill	—		—	—		4,150
Stock-based compensation expense	527		543	1,306		1,637
Amortization of government relief funding	—		—	—		(6,923)
Loss on restructuring transactions	—		—	4,696		—
Deferred income taxes	—		(101)	—		237
Change in operating assets and liabilities:
Accounts receivable	(5,423)		2,387	(7,880)		21,065
Unbilled receivables	(10,442)		3,261	(6,291)		1,181
Inventories	58		(102)	397		77
Accounts payable, accrued expenses and accrued royalties	5,104		501	(2,787)		(6,429)
Deferred revenue	1,194		(1,780)	(619)		(2,246)
Other assets and liabilities	4,626		3,461	7,195		3,563
Net cash provided by (used in) operating activities	9,352		(3,183)	(9,956)		13,168
Cash flows from investing activities:
Investment in multi-client data library	(9,664)		(5,245)	(22,307)		(19,841)
Purchase of property, plant and equipment	(1,271)		(168)	(2,038)		(865)
Net cash used in investing activities	(10,935)		(5,413)	(24,345)		(20,706)
Cash flows from financing activities:
Borrowings under revolving line of credit	—		—	—		27,000
Repayments under revolving line of credit	(400)		—	(3,150)		(4,500)
Proceeds from the rights offering	—		—	41,836	(a)	—
Payments on notes payable and long-term debt	(128)		(287)	(18,704)	(b)	(1,814)
Costs associated with debt issuance	(489)	(c)	—	(8,185)	(c)	—
Net proceeds from the registered direct offering	—		—	9,802		—
Receipt of Paycheck Protection Program loan	—		—	—		6,923
Other financing activities	(28)		(313)	(603)		(308)
Net cash provided by (used in) financing activities	(1,045)		(600)	20,996		27,301
Effect of change in foreign currency exchange rates on cash, cash equivalents and restricted cash	13		(37)	(65)		501
Net increase (decrease) in cash, cash equivalents and restricted cash	(2,615)		(9,233)	(13,370)		20,264
Cash, cash equivalents and restricted cash at beginning of period	29,058		62,615	39,813		33,118
Cash, cash equivalents and restricted cash at end of period	$26,443		$53,382	$26,443		$53,382

(a) Represents $30.1 million in New Notes and $11.7 million of ION's common stock issued in connection with the Rights Offering.

(b) Consists primarily of $17.1 million payment for the Old Notes resulting from the Exchange Offer.

(c) Represents transaction costs incurred in connection with the Restructuring Transactions.

The following table is a reconciliation of cash, cash equivalents, and restricted cash to the condensed consolidated balance sheets:

	September 30,
	2021	2020
	(In thousands)
Cash and cash equivalents	$24,143	$51,056
Restricted cash included in prepaid expenses and other current assets	2,300	2,326
Total cash, cash equivalents, and restricted cash shown in consolidated statements of cash flows	$26,443	$53,382

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES

SUMMARY OF SEGMENT INFORMATION

(In thousands)

(Unaudited)

	Three Months Ended				Nine Months Ended September 30,
	September 30, 2021		June 30, 2021	September 30, 2020	2021		2020
Net revenues:
E&P Technology & Services:
New Venture	$26,287		$3,882	$1,213	$31,256		$7,340
Data Library	6,225		5,393	5,085	14,102		52,083
Total multi-client revenues	32,512		9,275	6,298	45,358		59,423
Imaging and Reservoir Services	3,308		2,429	3,795	9,402		12,410
Total	35,820		11,704	10,093	54,760		71,833
Operations Optimization:
Optimization Software & Services	3,814		3,370	3,007	10,028		10,811
Devices	4,757		4,640	3,134	13,353		12,735
Total	8,571		8,010	6,141	23,381		23,546
Total net revenues	$44,391		$19,714	$16,234	$78,141		$95,379
Gross profit (loss):
E&P Technology & Services	$17,925		$1,018	$(1,092)	$17,336		$24,902	(c)
Operations Optimization	4,305		2,620	2,381	9,391		9,315
Total gross profit	$22,230		$3,638	$1,289	$26,727		$34,217
Gross margin:
E&P Technology & Services	50%		9%	(11)%	32%		35%
Operations Optimization	50%		33%	39%	40%		40%
Total gross margin	50%		18%	8%	34%		36%
Income (loss) from operations:
E&P Technology & Services	$13,973		$(2,691)	$(4,591)	$6,429		$13,803	(c)
Operations Optimization	624		244	(232)	48		(3,965)	(d)
Support and other	(7,823)	(a)	(4,934)	(6,341)	(17,318)	(a)	(20,148)
Income (loss) from operations	6,774		(7,381)	(11,164)	(10,841)		(10,310)
Interest expense, net	(2,736)		(3,299)	(3,669)	(9,297)		(10,304)
Other income (expense), net	(855)		(4,070)	(525)	(5,532)	(b)	6,675	(e)
Income (loss) before income taxes	$3,183		$(14,750)	$(15,358)	$(25,670)		$(13,939)

(a) Includes severance expense of $1.9 million for the three and nine months ended September 30, 2021.

(b) Includes the loss on restructuring transaction of $4.7 million for the nine months ended September 30, 2021 resulting from the exchange of our Old Notes for New Notes.

(c) Includes impairment of multi-client data library of $1.2 million for the nine months ended September 30, 2020.

(d) Includes impairment of goodwill of $4.2 million for the nine months ended September 30, 2020.

(e) Includes amortization of government relief funding of $6.9 million for the nine months ended September 30, 2020.

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES

Summary of Net Revenues by Geographic Area

(In thousands)

(Unaudited)

	Three Months Ended			Nine Months Ended September 30,
	September 30, 2021	June 30, 2021	September 30, 2020	2021	2020
Latin America	$24,808	$1,072	$7,925	$29,383	$35,978
Europe	11,557	6,599	3,257	22,522	15,413
Middle East	2,867	704	474	3,404	7,585
Asia Pacific	1,801	3,437	2,332	10,051	16,719
Africa	1,800	6,479	361	7,439	12,725
North America	1,262	934	1,493	4,298	2,370
Other	296	489	392	1,044	4,589
Total net revenues	$44,391	$19,714	$16,234	$78,141	$95,379

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES

Reconciliation of Adjusted EBITDA to Net Loss (Non-GAAP Measure)

(In thousands)

(Unaudited)

The term EBITDA (excluding non-recurring items) represents net loss before net interest expense, income taxes, depreciation and amortization and other non-recurring charges such as impairment charges, severance expenses, government relief and loss on restructuring transactions. The term Adjusted EBITDA is EBITDA (excluding non-recurring items) but also excludes the impact of fair value adjustments related to the Company’s outstanding stock appreciation awards. EBITDA (excluding non-recurring items) and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income (loss) or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA (excluding non-recurring items) and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA (excluding non-recurring items) and Adjusted EBITDA as a supplemental disclosure because its management believes that EBITDA (excluding non-recurring items) and Adjusted EBITDA provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates.

	Three Months Ended			Nine Months Ended September 30,
	September 30, 2021	June 30, 2021	September 30, 2020	2021	2020
Net loss	$(440)	$(23,526)	$(16,414)	$(31,220)	$(23,921)
Interest expense, net	2,736	3,299	3,669	9,297	10,304
Income tax expense (benefit)	3,623	8,776	1,056	5,550	9,982
Depreciation and amortization expense	14,148	6,855	5,061	25,247	19,610
Impairment of multi-client data library	—	—	—	—	1,167
Impairment of goodwill	—	—	—	—	4,150
Severance expense	1,930	—	—	1,930	3,102
Amortization of government relief funding	—	—	—	—	(6,923)
Loss on restructuring transactions	—	4,696	—	4,696	—
EBITDA excluding non-recurring items	21,997	100	(6,628)	15,500	17,471
Stock appreciation rights (credit) expense	—	—	58	7	(952)
Adjusted EBITDA	$21,997	$100	$(6,570)	$15,507	$16,519

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES

Description of Special Items and Reconciliation of GAAP (As Reported) to Non-GAAP (As Adjusted) Measures

(In thousands, except per share data)

(Unaudited)

The financial results are reported in accordance with GAAP. However, management believes that certain non-GAAP performance measures may provide users of this financial information, additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure is adjusted income (loss) from operations or adjusted net income (loss), which excludes certain charges or amounts. This adjusted income (loss) amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for income (loss) from operations, net income (loss) or other income data prepared in accordance with GAAP. See the tables below for supplemental financial data and the corresponding reconciliation to GAAP financials for the three and nine months ended September 30, 2021 and 2020 and three months ended June 30, 2021:

	Three Months Ended September 30, 2021				Three Months Ended June 30, 2021				Three Months Ended September 30, 2020
	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted
Net revenues	$44,391	$—		$44,391	$19,714	$—		$19,714	$16,234	$—		$16,234
Cost of sales	22,161	—		22,161	16,076	—		16,076	14,945	—		14,945
Gross profit	22,230	—		22,230	3,638	—		3,638	1,289	—		1,289
Operating expenses	15,456	(1,930)	(a)	13,526	11,019	—		11,019	12,453	(58)	(d)	12,395
Income (loss) from operations	6,774	1,930		8,704	(7,381)	—		(7,381)	(11,164)	58		(11,106)
Interest expense, net	(2,736)	—		(2,736)	(3,299)	—		(3,299)	(3,669)	—		(3,669)
Other income (expense), net	(855)	—		(855)	(4,070)	4,696	(b)	626	(525)	—		(525)
Income (loss) before income taxes	3,183	1,930		5,113	(14,750)	(4,696)		(10,054)	(15,358)	58		(15,300)
Income tax expense (benefit)	3,623	—		3,623	8,776	(7,743)	(c)	1,033	1,056	—		1,056
Net income (loss)	(440)	1,930		1,490	(23,526)	3,047		(11,087)	(16,414)	58		(16,356)
Net income attributable to noncontrolling interests	(13)	—		(13)	(60)	—		(60)	(193)	—		(193)
Net income (loss) attributable to ION	$(453)	$1,930		$1,477	$(23,586)	$3,047		$(11,147)	$(16,607)	$58		$(16,549)
Net income (loss) per share:
Basic and Diluted	$(0.02)			$0.05	$(0.90)			$(0.43)	$(1.16)			$(1.16)
Weighted average number of common shares outstanding:
Basic and Diluted	28,590			28,590	26,198			26,198	14,278			14,278

(a) Represents severance expense for the three months ended September 30, 2021.

(b) Represents loss on restructuring transaction of $4.7 million for the three months ended June 30, 2021 resulting from the exchange of Old Notes for New Notes.

(c) Represents a full valuation allowance on net deferred tax assets of $7.7 million resulting from the going concern conclusion for the three months ended June 30, 2021.

(d) Represents stock appreciation rights awards expense for the three months ended September 30, 2020.

	For the Nine Months Ended September 30, 2021				For the Nine Months Ended September 30, 2020
	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted
Net revenues	$78,141	$—		$78,141	$95,379	$—		$95,379
Cost of sales	51,414	—		51,414	61,162	(1,167)	(c)	59,995
Gross profit (loss)	26,727	—		26,727	34,217	(1,167)		35,384
Operating expenses	37,568	(1,937)	(a)	35,631	44,527	(6,301)	(d)	38,226
Income (loss) from operations	(10,841)	1,937		(8,904)	(10,310)	7,468		(2,842)
Interest expense, net	(9,297)	—		(9,297)	(10,304)	—		(10,304)
Other income (expense), net	(5,532)	4,696	(b)	(836)	6,675	(6,923)	(e)	(248)
Income (loss) before income taxes	(25,670)	6,633		(19,037)	(13,939)	545		(13,394)
Income tax expense	5,550	—		5,550	9,982	350	(c)	10,332
Net income (loss)	(31,220)	6,633		(24,587)	(23,921)	195		(23,726)
Net loss (income) attributable to noncontrolling interests	18	—		18	(168)	—		(168)
Net income (loss) attributable to ION	$(31,202)	$6,633		$(24,569)	$(24,089)	$195		$(23,894)
Net loss per share:
Basic and Diluted	$(1.33)			$(1.04)	$(1.69)			$(1.68)
Weighted average number of common shares outstanding:
Basic and Diluted	23,546			23,546	14,255			14,255

(a) Represents severance expense and stock appreciation rights awards expense for the nine months ended September 30, 2021.

(b) Represents loss on restructuring transaction of $4.7 million for the nine months ended September 30, 2021 resulting from the exchange of Old Notes for New Notes.

(c) Represents the impairment of multi-client data library of $1.2 million and the related tax impact of $0.4 million for the nine months ended September 30, 2020.

(d) Represents impairment of goodwill of $4.2 million and severance expense of $3.1 million, partially offset by stock appreciation right awards credit of $1.0 million for the nine months ended September 30, 2020.

(e) Represents the amortization of government relief funding of $6.9 million for the nine months ended September 30, 2020.